                                                                 Exhibit (a)(12)



     KELLSTROM INDUSTRIES, INC. ANNOUNCES AN EXTENSION OF ITS EXCHANGE OFFER

Miramar, FL, May 24, 2001 - Kellstrom Industries, Inc. (NASDAQ: KELL) (the "Company" or "Kellstrom") today announced the extension of its pending exchange offer for all $54 million of its outstanding series of 5-3/4% convertible subordinated notes due October 15, 2002 (CUSIP Nos. 488035AC0 and U48787AA0) and all $86.25 million of its outstanding series of 5-1/2% convertible subordinated notes due June 15, 2003 (CUSIP No. 488035AE6) (the "old notes").

The expiration date for the exchange offer has been extended from 5:00 p.m., New York City time, on May 25, 2001, to 5:00 p.m., New York City time, on June 25, 2001. The complete terms of the exchange offer remain unchanged and are contained in the amended Preliminary Prospectus and Exchange Offer documents dated April 30, 2001.

As of 4:00 p.m., New York City time, on May 24, 2001, the Company received tenders from holders of $23.2 million in aggregate principal amount of the 5-3/4% convertible subordinated notes, representing 42.7% of the outstanding 5-3/4% notes and $10.7 million in aggregate principal amount of the 5-1/2% convertible subordinated notes, representing 11.9% of the outstanding 5-1/2% notes.

Banc of America Securities LLC is the exclusive dealer manager for the exchange offer. D.F. King & Co., Inc. is the information agent and First Union National Bank is the depositary. Copies of the preliminary Prospectus and Exchange Offer documents can be obtained by calling D.F. King at (800) 928-0153. Additional information concerning the terms and conditions of the offer may be obtained by contacting Banc of America Securities LLC at (888) 292-0070.

Kellstrom is a leading aviation inventory management company. Its principal business is the purchasing, overhauling (through subcontractors), reselling and leasing of aircraft parts, aircraft engines and engine parts. Headquartered in Miramar, FL, Kellstrom specializes in providing: engines and engine parts for large turbo fan engines manufactured by CFM International, General Electric, Pratt & Whitney and Rolls Royce; aircraft parts and turbojet engines and engine parts for large transport aircraft and helicopters; and aircraft components including flight data recorders, electrical and mechanical equipment and radar and navigation equipment.

Kellstrom has filed a Registration Statement with the SEC on Form S-4 registering the new notes, the related guarantees and the underlying shares to be offered in the exchange offer as well as a Schedule TO. The Registration Statement and the preliminary Prospectus and Exchange Offer contained in the Registration Statement contain important information about Kellstrom, the exchange offer and related matters. Noteholders are urged to read the Registration Statement and the preliminary Prospectus and Exchange

Offer, Kellstrom's Schedule TO and any other relevant documents Kellstrom filed with the SEC.

The Registration Statement has not yet become effective. The new notes may not be sold and, although holders of the old notes may tender their old notes, tenders may not be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or an offer to buy nor shall there be any sale of the new notes in any state in which such offer, solicitation or sale would be unlawful.

Noteholders are able to obtain copies of the Registration Statement on Form S-4 and the preliminary Prospectus and Exchange Offer document, Kellstrom's Schedule TO and any other relevant documents for free through the Web site maintained by the SEC at http://www.sec.gov. In addition, these documents are available free of charge by contacting the Information Agent for the offer, D.F. King & Co., at
(800) 928-0153. If you have any questions about the exchange offer, please call the Dealer Manager for the offer, Banc of America Securities LLC, at (888) 292-0070.

CONTACT: Banc of America Securities LLC
         Sam McNeil/Andrew Karp at (704) 386-1758

                                      # # #